FIRST AMENDMENT

to

ADMINISTRATION AGREEMENT

THIS AMENDMENT made effective as of the 14th day of February, 2011 amends that certain administration agreement, dated as of December 31, 2008, between the Fund and its Series listed on Schedule A and VP Distributors, Inc. (the “Administration Agreement”) as herein below provided.

W I T N E S S E T H :

WHEREAS, Pursuant to Section 8, Amendments to the Agreement, of the Administration Agreement, the Fund and its Series wish to amend Schedule A of the Administration Agreement to add the following new Series: Virtus Premium AlphaSectorSM Series.

NOW, THEREFORE, in consideration of the foregoing premise, the parties to the Administration Agreement hereby agree that the Administration Agreement is amended as follows:

1. Schedule A to the Administration Agreement is hereby replaced with Schedule A attached hereto and made a part hereof.

2. Except as herein provided, the Administration Agreement shall be and remain unmodified and in full force and effect. All initial capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Administration Agreement.

3. This Amendment may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their duly authorized officers.

VIRTUS VARIABLE INSURANCE TRUST (formerly The Phoenix Edge Series Fund)

By:
Name: W. Patrick Bradley
Title: Chief Financial Officer and Treasurer

VP DISTRIBUTORS, INC.

By
Name: David G. Hanley
Title: Vice President and Treasurer

SCHEDULE A

(Dated: February 14, 2011)

THE FUND AND ITS SERIES

Virtus International Series	(formerly the Phoenix-Aberdeen International Series)

Virtus Capital Growth Series	(formerly the Phoenix Capital Growth Series)

Virtus Small-Cap Growth Series	(formerly the Phoenix Small-Cap Growth Series)

Virtus Small-Cap Value Series	(formerly the Phoenix Small-Cap Value Series)

Virtus Multi-Sector Fixed Income Series	(formerly the Phoenix Multi-Sector Fixed Income Series)

Virtus Growth and Income Series	(formerly the Phoenix Growth and Income Series)

Virtus Strategic Allocation Series	(formerly the Phoenix Strategic Allocation Series)

Virtus Real Estate Securities Series	(formerly the Phoenix-Duff & Phelps Real Estate Securities Series)

Virtus Premium Alpha Sector Series